EXHIBIT 23.1



INDEPENDENT AUDITOR'S CONSENT


To the Board of Directors
Educational Video Conferencing, Inc.

We hereby consent to the incorporation by reference in the Prospectues constituting part of the Registration Statements of Educational Video Conferencing, Inc. on Forms S-3 (#333-34190 and 333-48934) and Form S-8 (#333-34158) of our report dated January 19, 2001, on the financial statements of Educational Video Conferencing, Inc. as of December 31, 2000 and 1999 and for the years then ended appearing in the annual report on Form 10-KSB of Educational Video Conferencing, Inc. for the year ended December 31, 2000. We also consent to the reference of our firm under the caption "Experts" contained in such Registration Statements.



/s/
GOLDSTEIN GOLUB KESSLER LLP
New York, New York

April 30, 2001